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                                                                      EXHIBIT 2


                  CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                     OPTIONAL AND OTHER RIGHTS OF SERIES A
                                PREFERRED STOCK
                                       OF
                                CODE ALARM INC.

                 Code Alarm Inc. (the "Corporation"), a corporation organized and existing under the Michigan Business Corporation Act, hereby certifies that, pursuant to the provisions of Section 302 of the Michigan Business Corporation Act, its Board of Directors, at a meeting duly held on October 21, 1997, adopted the following resolution:

                 WHEREAS, the Board of Directors of the Corporation is authorized by the Restated Articles of Incorporation to issue up to 500,000 shares of preferred stock in one or more series and, in connection with the creation of any series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the series and the qualifications, limitations or restrictions thereof; and

                 WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms and provisions of one series, consisting of two sub-series, of preferred stock and the number of shares constituting such series and sub-series;

                 NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Annex A attached to this resolution.


                                        /s/ Rand Mueller
                                        --------------------------
                                        Name: Rand Mueller
                                        Title: President

ATTEST:
/s/ Craig S. Camalo
-------------------------
Name: Craig S. Camalo
Title: Secretary


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                                    ANNEX A

                            SERIES A PREFERRED STOCK

                 The powers, designations, preferences and relative, participating, optional or other rights of the Series A Preferred Stock of Code Alarm Inc. (the "Corporation") are as follows:

         1.      DESIGNATION AND AMOUNT.

                 This series of preferred stock shall be designated as "Series A Preferred Stock." The Series A Preferred Stock shall be issuable in two sub-series, which shall be designated as "Series A-1 Preferred Stock" and "Series A-2 Preferred Stock" and which shall be the same in all respects except as otherwise specified below. The Series A Preferred Stock shall have no par value per share. The number of authorized shares constituting this series shall be 400,000 shares, 200,000 of which shall be Series A-1 Preferred Stock and 200,000 of which shall be Series A-2 Preferred Stock. Shares of the Series A Preferred Stock shall have a stated value of $127.27 per share (the "Stated Value").

         2.      DIVIDENDS.

                 (a) Right to Receive Dividends. Holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), to the extent permitted by the Michigan Business Corporation Act, cumulative dividends at the rate, in the form, at the times and in the manner set forth in this Section 2. Such dividends shall accrue on any given share from the day of issuance of such share and shall accrue from day to day at the rate specified in Section 2(c) below whether or not earned or declared.

                 (b) Form of Dividend. Except as provided in Section 10(c), any dividend payment made with respect to the Series A Preferred Stock may be made, at the sole discretion of the Board of Directors, in cash out of funds legally available for such purpose or by issuing the number of units ("Units") consisting of one share of Series A Preferred Stock (of the same sub-series as those held by the holder entitled to the dividend) and one warrant (together with other warrants in substantially the same form issued to holders of Series A Preferred Stock, a form of which is available for inspection at the Corporation, the "Attached Warrants") to purchase such number of shares of the Corporation's common stock, no par value (the "Common Stock") for which the other Attached Warrants held by such holder are exercisable at such time, in the form attached as Exhibit B-1 to the Unit Purchase Agreement dated as of the date of initial issuance of shares of Series A Preferred Stock (the "Issuance Date"), among the Corporation, Pegasus Partners, L.P. and Pegasus Related Partners, L.P., a copy of which is available for inspection at the Corporation (the "Unit Purchase Agreement"), equal to the amount of the dividend divided by the Stated Value. Any such dividend payment may be made, in the sole discretion of the Board of Directors, partially in cash and partially in Units determined in accordance with the preceding formula; provided, that, in the event that any such dividend payment is made partially


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in cash and partially in Units, each holder of Series A Preferred Stock shall receive a ratable amount of cash and Units that is proportionate to the amount of Series A Preferred Stock held by such holder on which such dividend is paid. All shares of Series A Preferred Stock and Attached Warrants comprising Units issued as a dividend shall be fully paid and nonassessable.

                 (c) Dividend Rate. The dividend rate on the Series A Preferred Stock shall be 10% per annum of the Stated Value per share plus all accrued and unpaid dividends as of the most recent Dividend Payment Date (as defined below) (after giving effect to payments made on such date); provided, that, upon the occurrence and during the continuance of any Triggering Event (as defined in Section 7 hereof), the dividend rate on the Series A Preferred Stock shall be 13% per annum of the Stated Value per share plus all accrued and unpaid dividends as of the most recent Dividend Payment Date (as defined below) (after giving effect to payments made on such date) (such rate, as applicable, the "Dividend Rate").

                 (d) Payment of Dividends. Dividends shall be payable semi-annually in arrears, when and as declared by the Board of Directors, on April 15 and October 15 of each year, commencing April 15, 1998 (each such semiannual payment date, a "Dividend Payment Date"), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday. Dividends shall accrue on each share of Series A Preferred Stock from the date of issuance of such share and, after payment of a dividend as required hereunder, from and after each such Dividend Payment Date based on the number of days elapsed and a 365-day year. The dividend payable on the first Dividend Payment Date with respect to any share of Series A Preferred Stock shall be the pro rata portion of the Dividend Rate based upon the number of days from and including the Issuance Date, up to and including such first Dividend Payment Date and a 365-day year. Each dividend shall be paid to the holders of record of shares of the Series A Preferred Stock as they appear on the books of the Corporation on such record date, which record date shall be not more than 45 days nor fewer than 10 days preceding the respective Dividend Payment Date, as shall be fixed by the Board of Directors. Any dividend payable on any Dividend Payment Date to any holder of record of shares of Series A Preferred Stock shall be reduced by the amount of any dividend payments made to such holder pursuant to Section 8(b) hereof during the six-month period preceding such Dividend Payment Date.

                 (e) Dividend Preference. Dividends on the Series A Preferred Stock shall be payable before any dividends or distributions or other payments shall be paid or set aside for payment upon the common stock, no par value, of the Corporation (the "Common Stock") or any other stock ranking on liquidation or as to dividends or distributions junior to the Series A Preferred Stock (any such stock, together with the Common Stock, being referred to hereinafter as "Junior Stock"), other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock (as defined below). If at any time dividends on the outstanding Series A Preferred Stock at the rate set forth herein shall not have been paid or declared and set apart for payment with respect to all preceding and current periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, before any dividend, distribution or payment shall be declared or paid upon or set apart for the





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

shares of any other class or series of Junior Stock or Parity Securities (as defined below), other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. The term "Redeemable Stock" shall mean any equity security that by its terms or otherwise is required to be redeemed for cash at any time or is redeemable for cash at the option of the holder thereof at any time.

                 If there shall be outstanding shares of any Parity Securities, no full dividends shall be declared or paid or set apart for payment on any such Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum or additional shares of Series A Preferred Stock as permitted hereunder sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all dividend periods terminating on or prior to the date of payment of such dividends; provided that in no event shall any dividends be declared or paid in cash on Parity Securities unless dividends in cash of not less than a ratable amount are declared and paid on Series A Preferred Stock. The term "Parity Securities" shall mean any class or series of capital stock which is entitled to share ratably with the Series A Preferred Stock in the payment of dividends, including accumulations, if any, and, in the event that the amounts payable thereon on liquidation are not paid in full, are entitled to share ratably with the Series A Preferred Stock in any distribution of assets; provided that Parity Securities shall not include any shares of Series A Preferred Stock issued as dividends pursuant to this Section 2.

                 If dividends on the Series A Preferred Stock and on any other series of Parity Securities are in arrears, in making any dividend payment on account of such arrears, the Corporation shall make payments ratably (and ratably as to cash, in-kind or other payments) upon all outstanding shares of the Series A Preferred Stock and shares of such other Parity Securities in proportion to the respective amounts of dividends in arrears on the Series A Preferred Stock and on such other series of Parity Securities to the date of such dividend payment.

                 Notwithstanding any other provision of this Section 2, the Corporation may pay scheduled and accrued dividends on its Series B Preferred Stock, pursuant to the terms of the Series B Certificate of Designation (as hereinafter defined).

         3.      LIQUIDATION PREFERENCE.

                 In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of Series A Preferred Stock at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or other Junior Stock by reason of their ownership of such stock, an amount per share of Series A Preferred Stock equal to the greater of (x) the Stated Value plus any accrued and unpaid dividends to the date of liquidation or (y) subject to the applicability of Section 8(b), the amount per share determined in accordance with such Section 8(b) plus $.01. If the assets and funds legally available for distribution among the holders of Series A Preferred Stock shall be insufficient to permit the payment to the holders of the full aforesaid preferential amount, then the assets and funds shall be distributed ratably among holders of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock owned by each holder. If the assets and funds of the Corporation available for distribution to stockholders upon any bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to permit the payment to holders





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of the full aforesaid preferential amount and amounts payable to holders of outstanding Parity Securities, the holders of Series A Preferred Stock and the holders of such other Parity Securities shall share ratably (and ratably as to cash, in-kind or other distributions) in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

                 Notwithstanding any other provision of this Section 3, the Corporation may redeem or repurchase shares of Series B Preferred Stock pursuant to the terms of the Series B Certificate of Designation.

         4.       VOTING RIGHTS.

                 In addition to any voting rights provided elsewhere herein or in the Corporation's Restated Articles of Incorporation, as it may be amended or restated from time to time (the "Articles of Incorporation"), and any voting rights provided by law, the holders of shares of Series A-1 Preferred Stock shall have the following voting rights:

                 (a)       Election of Directors.

                          (i)      Subject to the terms hereof, the holders of
the Series A-1 Preferred Stock, voting as a single class in accordance with
Section 4(d), shall have the right, at any time on or after the day after the Issuance Date, to elect two directors (in addition to the directors elected by holders of Common Stock or any other capital stock of the Corporation).

                          (ii)      Any director elected by the holders of
shares of Series A-1 Preferred Stock shall be referred to herein as a "Series A-1 Preferred Director." Subject to Section 4(a)(v), the initial terms of the two directors to be appointed pursuant to Section 4(a)(i) will commence upon their election by the Series A-1 Preferred Stock and shall expire at the 2000 annual meeting of stockholders of the Corporation. Upon expiration of the initial terms of such Series A-1 Preferred Directors, so long as the Series A-1 Preferred Stock is outstanding, the holders of the Series A-1 Preferred Stock shall have the right, subject to Section 4(a)(v), to elect two Series A-1 Preferred Directors to replace such directors in the same manner described above in Section 4(a)(i). Subject to Section 4(a)(v), a Series A-1 Preferred Director so elected shall hold office for a term expiring at the annual meeting of stockholders in the third year following the election of such director. Notwithstanding the foregoing, but subject to Section 4(a)(v), a Series A-1 Preferred Director elected under Section 4(a)(i) shall serve until such Series A-1 Preferred Director's successor is duly elected and qualified or until such director's earlier removal as provided in Section 4(a)(iii) or death or resignation and, in the event a vacancy





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

occurs, a replacement Series A-1 Preferred Director shall be selected as provided in Section 4(a)(i).

                          (iii)   A Series A-1 Preferred Director may
be removed by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Series A-1 Preferred Stock, voting together as a single class.

                          (iv)    The Corporation shall at all times
reserve and keep available a sufficient number of vacant seats on the Board of Directors solely for the purpose of enabling the holders of the Series A-1 Preferred Stock to designate Series A-1 Preferred Directors as provided in this
Section 4(a).

                          (v)     The right of the holders of Series
A-1 Preferred Stock to elect two directors pursuant to this Section 4(a) shall terminate at such time as the initial holder of Series A-1 Preferred Stock and its affiliates (as such term is defined in Section 776(1) of the Michigan Business Corporation Act) no longer hold at least 25% of the initially issued number of shares of Series A-1 Preferred Stock (without regard to in-kind dividends paid thereon) and at such time the term of any Series A-1 Preferred Director shall immediately terminate.

                      (b)   Certain Corporate Actions.

                          So long as the initial holder of Series A-1 Preferred
Stock and its affiliates (as such term is defined in Section 776(1) of the Michigan Business Corporation Act) collectively hold at least 25% of the initially issued number of shares of Series A-1 Preferred Stock (without regard to in-kind dividends paid thereon), the Corporation shall not, and shall not permit any of its subsidiaries to, without first obtaining the affirmative vote or written consent of the holders of a majority of the shares of Series A-1 Preferred Stock, voting as a single class in accordance with Section 4(d):

                          (A)     amend, repeal, modify or supplement any
provision of the Restated Articles of Incorporation (including any certificate of designation forming a part thereof), the Bylaws of the Corporation, as in effect on the Issuance Date, or any successor articles of incorporation or bylaws or this Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series A Preferred Stock (this "Certificate of Designation"), if such amendment, repeal, modification or supplement in any way adversely affects the powers, designations, preferences or other rights of the Series A Preferred Stock, including, without limitation, to increase the size of the Board of Directors to more than nine (9) members (except to the extent the holders of Series B Preferred Stock have rights to elect directors in accordance with the terms of the Certificate of Designation, Number, Powers, Preferences and Relative Participating, Optional and Other Rights of Series B Preferred Stock, as in effect on the Issuance Date (the "Series B Certificate of Designation");

                          (B)     authorize or effect, in a single transaction
or through a series of related transactions, (1) a liquidation, winding up or dissolution of the





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

Corporation or adoption of any plan for the same; (2) any reorganization of the capital of the Corporation or any of its subsidiaries, reclassification of the capital stock of the Corporation or any of its subsidiaries, consolidation or merger by the Corporation or any of its subsidiaries with or into another corporation or other entity (other than a merger of any of the Corporation's wholly-owned subsidiaries with or into the Corporation, where the Corporation is the surviving corporation), or sale, transfer or other disposal of all or substantially all of the property, assets or business of the Corporation or any of its subsidiaries except to the Corporation (each, a "Realization Event"); or
(3) any direct or indirect purchase or other acquisition by the Corporation or any of its subsidiaries of any capital stock (other than repurchase of the Units, the Series A Preferred Stock, the Attached Warrants and Common Stock issued upon exercise thereof, pursuant to the terms hereof and of the Unit Purchase Agreement, repurchase of the Shortfall Warrants (as defined in the Unit Purchase Agreement), the Litigation Warrants (as defined in the Unit Purchase Agreement) and Common Stock issued upon exercise of the Shortfall Warrants or the Litigation Warrants, pursuant to the terms of the Shortfall Warrants or Litigation Warrants, as the case may be, and redemption of the shares of Series B Preferred Stock of the Corporation, pursuant to the Series B Certificate of Designation);

                          (C)     declare or pay or set aside for payment any
dividend or distribution or other payment (other than a dividend or distribution paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock or a scheduled and accrued dividend on the Series B Preferred Stock pursuant to the terms of the Series B Certificate of Designation) upon the Common Stock or upon any other Junior Stock, nor redeem, purchase or otherwise acquire any Common Stock or other Junior Stock for any consideration (or pay or make available any moneys, whether by means of a sinking fund or otherwise, for the redemption of or other distribution or payment with respect to any shares of any Common Stock or other Junior Stock), except by conversion or exchange of Common Stock or other Junior Stock for such stock that is not Redeemable Stock;

                          (D)     authorize or permit the Corporation or any
subsidiary of the Corporation to issue any capital stock or any options, warrants or other rights exchangeable or exercisable therefor, other than (i) shares of Series A Preferred Stock and Attached Warrants on the Issuance Date or in payment of dividends as provided in Section 2 above, (ii) pursuant to the exercise of options issued under the Corporation's 1987 Stock Option Plan,
(iii) pursuant to the grant and exercise of options under the Corporation's 1997 Stock Option Plan (the "1997 Stock Option Plan"), as described in Section 3.01(n) of the Unit Purchase Agreement, provided that the Charter Amendment (as defined in the Unit Purchase Agreement) has (1) been approved and adopted by the Corporation's stockholders, (2) been filed with the Department of Consumer and Industry Services of the State of Michigan and (3) become effective, (iv) the issuance of shares of Series A-2 Preferred Stock in accordance with this Certificate of Designation, (v) the issuance of Common Stock upon exercise of Attached Warrants, (vi) the issuance to General Electric Capital Corporation on the Issuance Date of warrants to purchase Common Stock and the issuance of Common Stock upon the exercise of such warrants,





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

(vii) the issuance to Craig Camalo on the Issuance Date of one share of Series B Preferred Stock, (viii) the issuance of Shortfall Warrants and Litigation Warrants and the issuance of Common Stock upon exercise of any Shortfall Warrants or Litigation Warrants, (ix) the issuance of equity securities, the proceeds of which are intended to be and are immediately used to redeem all of the outstanding shares of Series A Preferred Stock and at least one-half of all of the outstanding Attached Warrants, and (x) in payment of dividends or distributions payable solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock, to the extent permitted in Section 4(b)(C);

                          (E)     authorize or permit the purchase by the
Corporation or any subsidiary of assets or of equity or other interests in any other entity in one or a series of transactions if:

                                  (i)      the Corporation's and its
subsidiaries' investments in such assets or equity exceed 10 percent of the total assets of the Corporation and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

                                  (ii)     the Corporation's and its
subsidiaries' income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles as a result of the purchase of such assets or equity exceeds 10 percent of such income of the Corporation and its subsidiaries consolidated for the most recently completed fiscal year.

                          (F)     incur, or allow any subsidiary to incur,
indebtedness for borrowed money (including, without limitation, any capitalized lease obligations, accounts receivable financing or other asset-backed financing), any guarantee or other similar contingent obligation or any lease financing (whether a capitalized lease, operating lease, pursuant to a sale leaseback arrangement or otherwise) other than (i) incurrence after the initial issuance date of the Series A-1 Preferred Stock of additional indebtedness not exceeding $1,000,000 in the aggregate at any one time outstanding (other than any indebtedness owing to General Electric Capital Corporation and the other lenders pursuant to the Credit Agreement dated as of the Issuance Date (as in effect on such date) among the Corporation, Tessco Group, Inc., General Electric Capital Corporation and the other credit parties and lenders signatory thereto), (ii) the incurrence of indebtedness, the proceeds of which are intended to be and are immediately used to redeem all of the outstanding shares of Series A Preferred Stock and at least one-half of all of the outstanding Attached Warrants, (iii) the guarantee by Tessco Group, Inc. of certain obligations of the Corporation to Pegasus Partners, L.P. and Pegasus Related Partners, L.P. pursuant to a guarantee dated as of the Issuance Date and (iv) any indebtedness, guarantee or similar contingent obligation relating to the Litigation Guarantee (as defined in the Unit Purchase Agreement);

                          (G)     modify or enter into, or allow any subsidiary
to modify or enter into, any employment agreement, non-competition agreement, bonus or stock





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issuance arrangements or other compensation (including, without limitation, fringe benefit) arrangements with any officer or director of the Corporation or any subsidiary or any person performing functions similar to that of an officer or director;

                          (H)     amend, supplement, restate, revise, waive or
otherwise modify (a) the Corporation's 1987 Stock Option Plan, as in effect on the Issuance Date or (b) the 1997 Stock Option Plan or reallocate the options issued under the 1997 Stock Option Plan;

                          (I)     create or adopt any stock option plan, stock
appreciation rights plan, bonus plan or similar plan (other than the 1997 Stock Option Plan) that is not in existence as of the Issuance Date;

                          (J)     create an executive or other committee of the
Board of Directors of the Corporation or any subsidiary or adopt rules governing the election of members of such committee;

                          (K)     change in any material respect the nature of
the business of the Corporation and its subsidiaries taken as a whole;

                          (L)     enter into any transaction, or any agreement
or understanding with any affiliate of the Corporation or any subsidiary thereof, other than a wholly-owned subsidiary of the Corporation; or

                          (M)     agree to do any of the foregoing.

                 (c) Additional Voting Rights. Upon the occurrence and during the continuance of any Triggering Event (as defined in Section 7), the holders of Series A-1 Preferred Stock shall have the additional voting rights set forth in Section 8(d).

                 (d) Means of Voting. On all matters on which the holders of Series A-1 Preferred Stock are entitled to vote pursuant to Section 4(a) and 4(b), each holder of Series A-1 Preferred Stock shall be entitled to one vote for each share held by such holder. The rights of the holders of Series A-1 Preferred Stock under this Section 4 may be exercised (i) with respect to the election of the Series A-1 Preferred Directors pursuant to Section 4(a), at a meeting of the holders of the Series A-1 Preferred Stock or by written consents executed by the holders entitled to vote therefor and delivered to the Secretary or Assistant Secretary of the Corporation; (ii) at any meeting of stockholders of the Corporation for the election of directors; (iii) at a meeting of the holders of shares of such Series A-1 Preferred Stock, called for the purpose by the Corporation or by the holders of record of 25% or more of the Series A-1 Preferred Stock, pursuant to requests delivered in writing to the Secretary or Assistant Secretary of the Corporation; (iv) by written consent signed by the holders of the requisite percentage of the then outstanding shares, delivered to the Secretary or Assistant Secretary of the Corporation; or (v) with respect to the voting rights referred to in Section 4(c), at any meeting of the stockholders of





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

the Corporation or by written consent signed by the holders of the requisite percentage of the then outstanding shares of Common Stock (and Series A-1 Preferred Stock), delivered to the Secretary or Assistant Secretary of the
Corporation.   Except to the extent otherwise provided herein or to the extent that holders of 75% of the Series A-1 Preferred Stock decide otherwise, any meeting of the holders of Series A-1 Preferred Stock shall be conducted in accordance with the provisions of the By-Laws of the Corporation applicable to meetings of stockholders. In the event of a conflict or inconsistency between the By-Laws of the Corporation and any term of this Certificate of Designation, including, but not limited to this Section 4, the terms of this Certificate of Designation shall prevail.

                 (e) Voting Rights of Series A-2 Preferred Stock. Holders of shares of Series A-2 Preferred Stock shall not be entitled to any voting rights, except as expressly set forth herein or as otherwise required by law.

         5.      OPTIONAL REDEMPTION.

                 (a)      Redemption During Year One.   At any time prior to
the first anniversary of the Issuance Date, provided that the Charter Amendment has (1) been approved and adopted by the Corporation's stockholders, (2) been filed with the Department of Consumer and Industry Services of the State of Michigan and (3) become effective, and subject to Section 5(f), the Corporation, at its sole option, may redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock and, concurrently therewith, repurchase all of the outstanding Interim Dividend Warrants (as defined in the Unit Purchase Agreement), one-half of the outstanding Attached Warrants which are not Interim Dividend Warrants and a number of shares of Common Stock equivalent to one-half of the number of shares of Common Stock for which Attached Warrants have theretofore been exercised, for an aggregate redemption price consisting of cash in an amount equal to one hundred seventeen and one-half percent (117.5%) of the aggregate Stated Value of such shares of Series A Preferred Stock less any cash dividends previously paid thereon.

                 (b) Redemption After Year Two. At any time after the second anniversary of the Issuance Date, provided that the Corporation has not theretofore exercised its rights pursuant to Section 5(a), and subject to
Section 5(f), the Corporation, at its sole option, may redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock and, concurrently therewith, repurchase all of the outstanding Attached Warrants which are part of Units and the Common Stock for which Attached Warrants have theretofore been exercised (other than shares of Common Stock which have been registered and sold under an effective registration statement pursuant to the Securities Act, or sold pursuant to Rule 144 promulgated thereunder ("Non-Repurchasable Stock")), for an aggregate redemption price equal to the greater of (i) an amount determined by multiplying (x) the sum of (1) the number of shares of Common Stock for which the Attached Warrants are then exercisable and (2) the number of shares for which the Attached Warrants have theretofore been exercised (other than shares of Non-Repurchasable Stock) by
(y) the Current Market Price per share of Common Stock determined as of the date of redemption and (ii) an amount sufficient to yield each Unit (other than Units which have been transformed





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

into Non-Repurchasable Stock) a 35% annual rate of return from the date of its original issuance through the date of redemption, after giving effect to any cash dividends actually paid to the holder or any prior holder of such Unit.

                 For purposes hereof, "Current Market Price" shall mean, in respect of any share of Common Stock on any date herein specified, the average of the daily market prices for the 20 consecutive Trading Days (as hereinafter defined) immediately preceding such date. The daily market price for each such Trading Day shall be (i) the last sale price on such day on the principal stock exchange on which such Common Stock is then listed or admitted to trading, (ii) if no sale takes place on such day on any such exchange, the last reported sale price as officially quoted on any such exchange, (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange but is traded on the Nasdaq Stock Market, the last reported sale price as officially quoted on the Nasdaq Stock Market, (iv) if the Common Stock is not then traded on the Nasdaq Stock Market, the last reported sale price on the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or if such sale price is not available on such date, the average of the closing bid and asked prices on such date as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), or (v) if there is no such organization or agency, as furnished by any member of the National Association of Securities Dealers, Inc., or any successor corporation thereto (the "NASD") selected mutually by the holders of a majority of the Units and the Corporation or, if they cannot agree upon such selection, by a member selected by two such members of the NASD, one of which shall be selected by such holders and one of which shall be selected by the Corporation.

                 For purposes hereof, "Trading Day" shall mean (i) any day on which stock is traded on the principal stock exchange on which the Common Stock is listed or admitted to trading, (ii) if the Common Stock is not then listed or admitted to trading on any stock exchange but is traded on the Nasdaq Stock Market, any day on which stock is traded on the Nasdaq Stock Market, or (iii) if the Common Stock is not then traded on the Nasdaq Stock Market, any day on which stock is traded in the over-the counter market, as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

                 (c) Notice of Redemption. Notice of redemption pursuant to Section 5(a) or (b) shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date to such holder's address as the same appears on the books of the Corporation.
Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and the number of Attached Warrants and shares of Common Stock to be repurchased; (iii) the formula for determination of the redemption price; (iv) the place or places where certificates for such shares of Series A Preferred Stock and Attached Warrants, and/or for such shares of Common Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

                 (d) Cessation of Dividends on Shares of Series A Preferred Stock Redeemed; Shares No Longer Outstanding. Notice having been mailed as stated in subsection (c) above, from and after the close of business on the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price), dividends on the shares of Series A Preferred Stock redeemed shall cease to accrue, and the shares of Series A Preferred Stock redeemed and the Attached Warrants and shares of Common Stock repurchased shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares of Series A Preferred Stock and Attached Warrants comprising Units, and/or shares of Common Stock so redeemed or repurchased (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such Attached Warrants and/or shares shall be redeemed or repurchased by the Corporation at the redemption price aforesaid.

                 (e) Status of Redeemed Shares of Series A Preferred Stock. Any shares of Series A Preferred Stock which have been redeemed shall be retired and thereafter have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or a duly authorized committee thereof.

                 (f) Limitation on Corporation's Right to Redeem. Notwithstanding anything to the contrary contained herein, the Corporation shall not be entitled to redeem shares of Series A Preferred Stock or repurchase Attached Warrants and/or shares of Common Stock until the earlier of
(i) the date which is six months and one day following the most recent issuance to Pegasus Partners, L.P. and Pegasus Related Partners, L.P. of the Litigation Warrants in accordance with Section 5.04 of the Unit Purchase Agreement, provided that on or before such date, Pegasus Partners, L.P. and Pegasus Related Partners, L.P. are unconditionally released in full from any unused portion of the Litigation Guarantee or (ii) such time as Pegasus Partners, L.P. and Pegasus Related Partners, L.P. are unconditionally released in full from the Litigation Guarantee (as defined in the Unit Purchase Agreement), provided that no Litigation Warrants have been issued prior to such release.

         6.      MANDATORY REDEMPTION.

                 (a) Obligation to Redeem. (i) At any time after the date which is three years and six months after the Issuance Date, any holder of shares of Series A Preferred Stock, at its election, may, by notice to the Corporation (the "Put Notice"), demand redemption of all, but not less than all, of such holder's shares of Series A Preferred Stock and repurchase of all, but not less than all, of such holder's Attached Warrants. Subject to the provisions of Section 6(b), the Corporation shall, on the date (not less than 30 days after the date of the Put Notice) designated in such Put Notice, redeem or repurchase from the holder all (or such lesser portion permitted to be repurchased in accordance with Section 6(a)(iii)) of such holder's shares of Series A Preferred Stock and Attached Warrants for an amount determined by multiplying (x) the number of shares of Common Stock for which such Attached Warrants are then exercisable by (y) the Current Market Price per share of Common Stock determined as of the date of the Put Notice.

                          (ii)     Notwithstanding the provisions of
Section 6(a)(i), if, at any time during the period between the date on which a holder of shares of Series A Preferred Stock shall have delivered a Put Notice and the date of redemption by the Corporation pursuant thereto, a Realization Event shall occur and the consideration received or receivable by stockholders in connection with such Realization Event shall consist solely of cash, then such holder shall (whether or not such holder shall have previously surrendered its shares of Series A Preferred Stock for redemption by the Corporation pursuant to this Section 6) be entitled to receive, on the date of such redemption, the higher of (x) the amount payable to such holder as determined pursuant to Section 6(a)(i) and (y) an amount equal to the amount of cash such holder would have received upon the occurrence of such Realization Event had such holder's Attached Warrants been exercised for Common Stock immediately prior thereto.

                          (iii)    The Corporation shall not be
obligated under Section 6(a)(i) to redeem shares of Series A Preferred Stock and repurchase Attached Warrants if the Corporation is prohibited from doing so under any agreement or instrument evidencing the Corporation's or any of its subsidiaries' indebtedness for borrowed money, and such prohibition has not been waived, or if and to the extent such a redemption and repurchase (x) would cause an event of default to exist by reason of such redemption and repurchase, which event of default has not been waived, with respect to any such agreement or instrument or would violate any provision of any such agreement or instrument, or (y) would be in violation of applicable law ("Restrictions"), in any such case as determined by an opinion of counsel to the Corporation, reasonably acceptable to the holder; provided, however, that the Corporation shall use its reasonable best efforts to have any such Restriction either waived or terminated (including, without limitation, by obtaining refinancing for any such indebtedness on reasonable terms). In the event that, following receipt of a Put Notice, the Corporation will not redeem shares of Series A Preferred Stock and repurchase Attached Warrants requested to be so redeemed and repurchased in accordance with Section 6(a)(i) because of the existence of any Restriction, the Corporation shall, within twenty (20) days after receipt of the Put Notice, so notify the holder in writing (the "Restriction Notice"), setting forth the number of shares of Series A Preferred Stock and Attached Warrants which will not be so redeemed and repurchased and the Restrictions which apply, and deliver to the holder a copy of the opinion referred to in the prior sentence. In addition, in such event, the Corporation shall, upon the request of the holder, use its best efforts to register the shares of Common Stock for which the Attached Warrants which will not be repurchased may be exercised, in accordance with the terms of the Registration Rights Agreement (as hereinafter defined). In addition, if, in such event, the Corporation will be redeeming a number of shares of Series A-1 Preferred Stock which will result in the holders of Series A-1 Preferred Stock losing their voting and other rights pursuant to Section 4 hereof, the holder may, by written notice to the Corporation within five (5) days after receipt of the Restriction Notice, require that the Corporation redeem only such lesser number of shares of Series A-1 Preferred Stock (and repurchase only those Attached Warrants which are part of Units containing such shares of Series A-1 Preferred Stock) which will result in such holders retaining such rights.

                 (b) Payment of Redemption Price. The redemption price for any redemption pursuant to this Section 6 shall be determined pursuant to
Section 6(a) and shall be payable in cash.

                 On the date of any redemption of shares of Series A Preferred Stock and repurchase of Attached Warrants pursuant to this Section 6, the holder thereof shall surrender for redemption or repurchase certificate(s) for the number of shares of Series A Preferred Stock being redeemed and warrant(s) for the number of Attached Warrants being repurchased, without any representation or warranty (other than that the holder has good and marketable title thereto, free and clear of liens, encumbrances and restrictions of any kind), together with an instrument of transfer reasonably acceptable to the Corporation, against payment therefor of the redemption price by, at the option of the holder, (i) wire transfer to an account in a bank located in the United States designated by the holder for such purpose or (ii) a certified or official bank check payable to the order of the holder. If less than all of the holder's shares of Series A Preferred Stock or Attached Warrants represented by a single certificate or warrant are being redeemed or repurchased, the Corporation shall cancel such certificate or warrant, as the case may be, and issue in the name of, and deliver to, the holder a new certificate or warrant, as the case may be, for the portion not being redeemed or repurchased.

         7.      TRIGGERING EVENTS.

                 Any of the following actions or events shall constitute a "Triggering Event" for purposes hereof:

                 (a) Failure to Redeem. The Corporation shall (i) fail to redeem the Series A Preferred Stock in accordance with Section 6 or, if a Restriction exists and a holder requests registration of shares of Common stock issuable upon exercise of such holder's Attached Warrants, fail to cause such a registration statement covering such shares to become effective in accordance with the terms of the Registration Rights Agreement, dated as of the Issuance Date, as amended, among the Corporation, Pegasus Partners, L.P., Pegasus Related Partners, L.P. and General Electric Capital Corporation, a copy of which is available for inspection at the Corporation (the "Registration Rights Agreement"), or (ii) fail, on more than one occasion, to redeem any Series A Preferred Stock called for redemption in accordance with Section 5.

                 (b) Failure to Pay Dividends. The Corporation shall fail to pay any dividend on any Series A Preferred Stock on any Dividend Payment Date in accordance with Section 2 for any reason, including but not limited to, that such payment is prohibited by applicable law or the Board of Directors elect not to pay such dividend, or shall otherwise violate any term of Section 2 and such failure shall not be cured within a period of 30 days after such Dividend Payment Date or violation (which cure shall be effected in a manner ensuring the holders the same yield as if such violation had not occurred).

                 (c) Failure of Voting Rights. The Corporation shall enter into any transaction or take any action required to be approved by holders of Series A Preferred Stock without obtaining the requisite approval of the holders of the Series A Preferred Stock.

                 (d) Failure of Charter Amendment Effectiveness. The Charter Amendment shall not have (1) been approved and adopted by the Corporation's stockholders, (2) been filed with the Department of Consumer and Industry Services of the State of Michigan and (3) become effective, by May 31, 1998, and thereafter, for so long as such amendment shall not have been approved and adopted by such stockholders, been filed with such department and become effective.

                 (e) Failure to Issue Common Stock. The Corporation shall fail for any reason to issue Common Stock required to be issued by the Corporation upon the due exercise of Attached Warrants or shall fail for any reason to comply with Section 7 thereof.

                 (f) Registration Rights Agreement. The Corporation shall fail in any material respect to comply with the Registration Rights Agreement, other than as described in Section 7(a), and such failure shall continue for a period of 30 days after notice from any such holder.

                 (g) Unit Purchase Agreement. The Corporation shall fail to comply with Sections 4.16 (Brokers), 5.03 (Shareholder Approvals), 5.04 (Issuance of Litigation Warrants), 5.05 (Insurance), 5.06 (Preemptive Rights),
9.01 (Indemnification) or 9.05 (Expenses) of the Unit Purchase Agreement and such failure shall continue for a period of 30 days after notice from the Purchasers (as defined in the Unit Purchase Agreement) or the representations made under Sections 4.01 (Organization) (first sentence only), 4.02 (Capitalization), 4.03 (Authorization, etc.) or 4.04(a) (Consents and Approvals) of the Unit Purchase Agreement shall prove to have been incorrect or misleading in any material respect when made pursuant thereto or any other material representation made under the Unit Purchase Agreement shall prove to have been incorrect or misleading in any substantial material respect when made.

         8.      REMEDIES.

                 (a) Upon the occurrence and during the continuance of any Triggering Event, the Dividend Rate on all outstanding Series A Preferred Stock shall be increased as provided in Section 2 without any action on the part of any holder of the Series A Preferred Stock or the Corporation.

                 (b)      In the event that a Triggering Event described in
Section 7(d) or 7(e) shall occur and be continuing, each holder of Series A Preferred Stock shall be entitled to receive all cash and other dividends, distributions and other payments which would be paid or payable to a holder of a number of shares of Common Stock for which the Attached Warrants held by such holder are exercisable at such time (without regard to the number of shares of Common Stock which are authorized or reserved for issuance at such time).

                 (c)      In the event that a Triggering Event described in
Section 7(d) shall occur, and be continuing, all dividends on the Series A Preferred Stock shall be paid in cash and not Units, to the extent but only to the extent, that such cash payments are permitted under any applicable indenture or credit agreement to which the Corporation is a party and by law.

                 (d) Upon the occurrence and during the continuance of any Triggering Event (other than a Triggering Event described in Section 7(g) arising as a result of the Corporation's failure to comply with Section 4.16, 5.05, 9.01 or 9.05 of the Unit Purchase Agreement), the holders of Series A Preferred Stock shall have the right to vote on all matters requiring action of the stockholders of the Corporation, voting together as a single class with the holders of Common Stock. Each holder of Series A Preferred Stock shall be entitled to a number of votes equivalent to three votes multiplied by the number of shares of Common Stock which such holder would have received upon exercise of such holder's Attached Warrants on the voting record date (assuming for purposes of the calculation that such Attached Warrants were exercised on such date and a sufficient number of shares of Common Stock were available for issuance upon such exercise).

                 (e) Upon the occurrence of any Triggering Event, the provisions contained in Section 9 of this Certificate of Designation and in
Section 8.03 of the Unit Purchase Agreement shall terminate and be of no further force and effect.

                 (f) The Corporation stipulates that the remedies at law of each holder of Series A Preferred Stock in the event of any Triggering Event or threatened Triggering Event or otherwise or other failure in the performance of or compliance with any of the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without requiring any holder to post a bond or other security except to the extent required by applicable law.

                 (g) Any holder of Series A Preferred Stock shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with any Triggering Event or enforcement by such holder of any obligation of the Corporation hereunder.

                 (h) No failure or delay on the part of any holder of Series A Preferred Stock in exercising any right, power or remedy hereunder or under applicable law or otherwise shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or otherwise.

            9.   RIGHT OF FIRST REFUSAL

                 Certain transfers of the Series A Preferred Stock shall be subject to a right of first refusal in accordance with the terms of Section
8.03 of the Unit Purchase Agreement.


           10.   TRANSFER OF SHARES OF SERIES A-1 PREFERRED STOCK.

                 Shares of Series A-1 Preferred Stock may only be transferred together with the same number of Attached Warrants. Upon transfer by the initial holder or any of its affiliates (as such term is defined in Section 776(1) of the Michigan Business Corporation Act) of any shares of Series A-1 Preferred Stock (other than a transfer to any affiliate of the initial holder), such shares of Series A-1 Preferred Stock shall automatically be converted into shares of Series A-2 Preferred Stock, on a one-for-one basis.